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                                                                    EXHIBIT 11.1

                            THE WARNACO GROUP, INC.
                     Calculation of Income per Common Share
                        (in thousands except share data)

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

                                                  For the First Quarter Ended
                                                  ---------------------------
                                                    April 5,          April 6,
                                                      1997              1996
                                                    --------          --------
Net income (loss)                                 $    18,126       $    15,218
                                                  ===========       ===========
Weighted average number of shares
  outstanding during the period:
Shares outstanding during the period               49,813,712        49,442,262
Shares issued due to exercise of
  options                                              48,118            19,115
Add: common equivalent shares using
  the treasury stock method                         4,822,818         4,065,458
Less: treasury stock                                 (599,215)         (286,600)
                                                  -----------       -----------

Weighted average number of shares                  54,085,433        53,240,235
                                                  ===========       ===========

Net income per share                              $      0.34       $      0.29
                                                  ===========       ===========


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